EXHIBIT 99.1

NEWS COPY                                                   INFORMATION CONTACT:
                                                            John Hastings
FOR IMMEDIATE RELEASE                                       (314) 719-1831


                             VIASYSTEMS GROUP, INC.
             CLOSES RIGHTS OFFERING AND STANDBY COMMITMENT AGREEMENT

        ST. LOUIS, OCT. 8, 2004 - Viasystems Group, Inc., the parent of Viasystems, Inc., announced today that its rights offering to holders of shares of its common stock and its class B senior convertible preferred stock for an aggregate of 5,555,555 additional shares of its common stock expired in accordance with its terms at 5:00 p.m., New York City time, on October 4, 2004. Pursuant to a standby commitment agreement, certain Viasystems Group stockholders purchased the shares of Viasystems Group common stock that were not subscribed for in the rights offering. As a result, Viasystems Group received gross proceeds of approximately $50 million. Net proceeds of the offering will be applied in the expansion of Viasystems' printed circuit board (PCB) operations in China.

        "This transaction provides Viasystems with the expansion capital to maintain our leading position in China's PCB industry," said David M. Sindelar, Chief Executive Officer. "Our global customer base looks to us for a full range of PCB solutions, from complex design and prototyping to cost-effective, high-volume production. This current expansion program will help Viasystems continue to meet our customers' needs."

        In connection with the consummation of the rights offering, certain affiliates of Hicks, Muse, Tate & Furst Incorporated exchanged 297,763 shares of Viasystems Group class A junior preferred stock held by them with an aggregate liquidation preference of $30 million for 2,625,673 shares of Viasystems Group common stock with an aggregate value of approximately $23.63 million, based on the rights offering subscription price.

        The shares of Viasystems Group's common stock offered pursuant to the rights offering were not registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act or applicable state securities laws.

        Viasystems Group, Inc. is a global provider of electro-mechanical components and assemblies. The company's 22,000 employees serve more than 100 customers in the automotive, consumer, computer and data communications, industrial and instrumentation, and telecommunications markets.